Exhibit 10.15

LEASE RENEWAL AGREEMENT ("Agreement"), made as of this 11th day of February, 2013, between EMPIRE STATE BUILDING COMPANY L.L.C., a New York limited liability company with an office at 350 Fifth Avenue, New York, New York 10118 (hereinafter called "Landlord"), and OMAGINE, INC., a Delaware corporation, with an office at 350 Fifth Avenue, New York, New York 10118 (hereinafter called "Tenant").

WITNESSETH:

WHEREAS, Landlord is the Landlord and Tenant is successor-in-interest to Contact Sports, Inc., the original tenant, under that certain lease dated as of February 3, 2003, covering certain space, designated as Room 1103 (the "Original Demised Premises"), on the eleventh (11th) floor of the building (the "Building") known as the Empire State Building, located at 350 Fifth Avenue, New York, New York (which lease, as modified by that certain First Lease Modification Agreement (the "First Modification"), dated as of August 18, 2011, is hereinafter referred to as the "Lease"); and

WHEREAS, pursuant to the First Modification certain space, designated as Rooms 4815-4817 (the "Demised Premises") on the 48th floor of the Building, was substituted for the Original Demised Premises as the premises demised under the Lease; and

WHEREAS, the term of the Lease is scheduled to expire on February 28, 2013; and

WHEREAS, Landlord and Tenant wish to renew the term of the Lease upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     The term of the Lease shall be deemed to be, and hereby is, renewed, for a term of two (2) years and ten (10) months (the "Renewal Term"), to commence on March 1, 2013 (the "RT Commencement Date"), and to end on December 31, 2015, unless such term shall sooner terminate as provided in the Lease (as modified hereby). Except as otherwise set forth herein, the Demised Premises shall be leased to Tenant during the Renewal Term pursuant to all of the terms, covenants and conditions of the Lease, as modified hereby. The rentable square foot area of the Demised Premises, for all purposes under the Lease, as modified hereby, shall be deemed to be 2,476 rentable square feet.

2.     During the Renewal Term, Tenant shall pay Landlord fixed annual rent (exclusive of electricity and subject to adjustment under Article 2B of the Lease, as modified hereby) for the Demised Premises at the following rates:
from the RT Commencement Date through December 31, 2015; One Hundred Two Thousand Eight Hundred Seventy-Seven and 80/100 ($102,877.80) Dollars per annum ($8,573.15 per month).

3.     During the Renewal Term, the fixed annual rent payable under the Lease (as modified hereby) for the Demised Premises, as set forth in Article 2 above, shall be subject to cost-of-living adjustments under Article 2B of the Lease, except that the term "Base Year" shall mean the full calendar year 2013.

4.     During the Renewal Term, Tenant shall continue to pay Landlord real estate tax escalation additional rent for the Demised Premises, in accordance with Article 2C of the Lease, except that: (i) the term "base tax year" shall mean the average of the New York City real estate tax year commencing July 1, 2012 and ending June 30, 2013 and the New York City real estate tax year commencing July 1, 2013 and ending June 30, 2014 (i.e., "base tax year" representing an amount of taxes); (ii) "The Percentage" shall mean .09 percent (.09%); (iii) the term first "comparative year" shall mean the New York City real estate tax year commencing on July 1, 2013 and ending on June 30, 2014, and each subsequent period of twelve (12) months (or such other period of twelve (12) months occurring during the term of the Lease, as modified hereby, as hereafter may be duly adopted as the tax year for real estate tax purposes by the City of New York); and (iv) the phrase "real estate taxes payable during the base tax year" shall mean that amount obtained by multiplying the assessed value of the Building project for each of tax year 2012/2013 and tax year 2013/2014 by the applicable tax rate for such year and then obtaining the average of the taxes for such two tax years.

5.             A.     During the Renewal Term, Landlord shall redistribute electricity to the Demised Premises on a "rent inclusion" basis in accordance with the provisions of Article 3 of the Lease, except that (i) all references in said Article 3 to "May 1, 2000" shall be deemed to be, and hereby are, changed to "April 30, 2013"; and (ii) all references in said Article 3 to "1,648 rentable square feet" shall be deemed to be, and hereby are, changed to "2,476 rentable square feet".

B.     Effective as of the date hereof, a new paragraph D (in the form attached hereto and made a part hereof as Exhibit A) shall be deemed to be, and hereby is, added to said Article 3.

6.     If and so long as Tenant is not in default under the Lease, as modified hereby, beyond any applicable notice and/or grace period, and Tenant notifies Landlord that Tenant needs and wants additional space at least fifty (50%) percent larger than the then-existing Demised Premises, and if any such spaces (the "Available Spaces") in the Building are then vacant and available for leasing by Landlord (i.e., not then under offer to a proposed tenant or subject to the option of another tenant granted prior to the date of the Lease, as modified hereby), then Landlord shall notify Tenant of such fact, and at Tenant's written request, Landlord shall negotiate in good faith with Tenant on the rental and other terms for the leasing of one of such Available Spaces by Tenant. If for any reason Landlord and Tenant cannot agree on such rental and other terms within ten (10) Business Days after such negotiations begin, then Landlord thereafter shall be free to rent the Available Spaces to whomever Landlord wishes and for such term of years and at whatever rental and other terms Landlord desires. If, however, Landlord and Tenant do agree on such rental and other terms with respect to any such Available Space (the "NL Demised Premises") within ten (10) Business Days after such negotiations begin, then Landlord and Tenant shall exercise reasonable efforts to execute and deliver a new Lease covering the NL Demised Premises ("New Lease"), and such New Lease shall memorialize, among other things: (i) the rental and other terms relevant to the NL Demised Premises as agreed upon by the parties; and (ii) the commencement date of the New Lease.

7.     Tenant has been in possession of the Demised Premises and is fully familiar with the physical condition thereof. Tenant agrees to continue in possession of the Demised Premises in their "as is" condition. Tenant acknowledges and agrees that Landlord shall have no obligation to perform any work in or to the Demised Premises to make them suitable and ready for Tenant's continued occupancy and use during the Renewal Term.

8.     It is acknowledged and agreed that Landlord is currently holding the sum of $12,154.00 as security under the Lease pursuant to the provisions of Article 32 of the Lease. Said Article 32 shall be deemed to be, and hereby is, modified so that the amount of the security deposit required under the Lease shall be increased from $12,154.00 to $29,300.30. Accordingly, simultaneously with the execution and delivery of this Agreement by Tenant, Tenant shall deliver to Landlord the sum of $17,146.30, so as to increase the security held by Landlord under the Lease, as modified hereby, to $29,300.30.

9.            A.     Tenant represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to this Agreement other than Newmark & Company Real Estate, Inc. (the "Broker"). Tenant shall indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from anyone other than the Broker with whom Tenant has dealt in connection with this Agreement.

B.     Landlord represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to this Agreement other than the Broker. Landlord shall indemnify, defend and save Tenant harmless from and against any claims for fees or commissions from anyone including the Broker with whom Landlord has dealt in connection with this Agreement. Landlord agrees to pay any commission or fee owing to the Broker pursuant to a separate agreement. Nothing in this Article shall be construed to be a third party beneficiary contract.

10.    Article 28 of the Lease shall be deemed to be, and hereby is, modified so that any notice from Tenant to Landlord must be in writing and sent by registered or certified mail to the Landlord at 350 Fifth Avenue, Third Floor, New York, New York 10118, Attention: General Manager, and shall be deemed to have been given when received. A copy of any notice to Landlord shall be sent simultaneously to Malkin Holdings LLC, 60 East 42nd Street, New York, New York 10165, Attention: Fred Posniak, Senior Asset Supervisor.

11.     This Agreement shall not in any way bind Landlord until such time as it has been executed by
Landlord and Tenant, and a fully executed counterpart has been delivered to Tenant.

12.     Except as herein modified, all of the terms, covenants and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed.

13.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

14.     Tenant hereby represents that Landlord is in full compliance with all of the terms, covenants and conditions of the Lease and is not in default beyond any applicable grace period with respect to any of its respective obligations under the Lease, and there exists no defense or counterclaim to the payment of rent pursuant thereto.

15.     This Agreement may be executed in two or more counterparts, and all counterparts so executed shall for all purposes constitute one agreement binding on all of the parties hereto, notwithstanding that all parties shall not have executed the same counterparts. Facsimile, digital and photocopy signatures on this Agreement shall have the same force and effect as originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:EMPIRE STATE BUILDING COMPANY L.L.C, By: Newmark & Company Real Estate, Inc., as Agent

By:	/s/ William G. Cohen
William G. Cohen, Executive Vice President

TENANT: OMAGINE, INC.

By:	/s/ Charles P. Kuczynski
Charles P. Kuczynski, Vice-President

EXHIBIT A

D. Landlord may, from time to time, following the expiration of the twelfth (12th) full month of the term of the Lease, as modified hereby, (but not more frequently than three (3) times in any ninety (90) day period during any calendar year), cause Landlord's electrical consultant to determine Tenant's electrical requirements for the demised premises over the twelve (12) months immediately preceding each such determination. If Landlord's electrical consultant shall determine that Tenant's electrical requirements are less than the electrical capacity then available or which Landlord is responsible hereunder to provide to the demised premises, then Landlord may, in its sole discretion, at any time following the fifteenth (15th) day after giving Tenant notice (hereinafter referred to as the "Electric Recapture Notice") of Landlord's intent to do so, recapture any excess electrical capacity then so determined to exist, unless Tenant shall have objected to such recapture in the manner hereinafter provided within such fifteen (15) day period, time being of the essence. The Electric Recapture Notice shall be (a) given not later than six (6) months following the determination of such excess capacity and (b) accompanied by an explanation in reasonable detail of how the determination of such excess capacity was made. Any objection to such recapture of excess electrical capacity shall be in writing specifying in reasonable detail the reasons for such objection, including, without limitation, calculations of Tenant's electrical requirements prepared by a licensed electrical engineer. Any such dispute shall be resolved pursuant to the dispute resolution provisions of subparagraph 3C(i) above. If it then shall be determined that excess capacity exists, such excess capacity may forthwith be recaptured by Landlord. If Landlord shall determine in the exercise of its reasonable judgment that it is impractical or uneconomic to recapture excess electric capacity, Landlord may from time to time impose a fee for having or making available such excess capacity to Tenant. Such fee shall be in an amount equal to the amount that Landlord estimates that Tenant would have paid (at the aforesaid rates and taking into account the adjustments heretofore provided for) for the use of such excess capacity if Tenant were utilizing all such excess capacity. Such fee shall he payable within thirty (30) days after notice thereof is given to Tenant and shall be binding upon Tenant unless manifestly in error and Tenant objects to the same in writing within fifteen (15) days after receipt of notice of any such fee imposition. Any dispute respecting such fee shall be resolved in accordance with the dispute resolution provisions of subparagraph 3C(i) above. Any such fee shall, however, be paid pending resolution of any such dispute and such payment shall be a condition to Tenant's right to dispute any such fee. If it is finally determined that no such fee should have been imposed or the fee imposed was excessive, any overpayment shall, at Landlord's election, promptly be refunded, without interest, or applied against the next installment of rent due hereunder. Tenant acknowledges that the purpose of this paragraph (v) is to foster conservation electric consumption in the Building and to reserve electric capacity in the Building for future planning and leasing and that Landlord's recapturing such excess capacity or imposing such fee is a reasonable means to accomplish such goals.